UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement.
☐ Definitive Additional Materials
☑ Soliciting Material under Rule 14a-12
AMICAS, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by AMICAS, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: AMICAS, Inc.
Commission File No.: 000-25311
Customer Call Script:
•	“I’m calling you today to share some additional details with you about an exciting announcement AMICAS recently made. This morning we announced that we have signed a merger agreement with a private equity firm named Thoma Bravo that will result in AMICAS becoming a privately held company.

•	“Just a little background on Thoma Bravo: Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 43 acquisitions across 13 platform companies with total annual earnings in excess of $600 million.”

•	“We are really excited about this move — we think it is going to mean great things for all of our customers and for AMICAS. Being a private company will remove the distractions and costs associated with being public, which will enable us to focus our resources completely on our business and customers. Thoma Bravo will also bring both operational expertise and capital to AMICAS that will allow us to grow as the needs of our customers evolve and enable us to better serve our market.”

•	“Most importantly, you should rest assured that your existing investment with AMICAS is safe — and we look forward to continuing to ensure that you realize your goals and objectives as a partner with AMICAS! In many ways, it is easiest to simply think of this as a change in ownership — Thoma Bravo will own AMICAS instead of the many public shareholders that we have now. Our business will remain the same...you should expect “business as usual” from AMICAS.”
Information regarding the solicitation of proxies
In connection with the proposed transaction, AMICAS will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the company in advance of the special meeting. Shareholders of AMICAS are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about AMICAS and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617.779.7892.
AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS shareholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.